Exhibit 99.3

WESTERN URANIUM & VANADIUM CORP.

NOTICE AND ACCESS NOTIFICATION TO SHAREHOLDERS

ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 27, 2024

You are receiving this notification as Western Uranium & Vanadium Corp. (“Western” or the “Corporation”) has decided to use the notice and access model (“Notice and Access”), provided for under National Instrument 54-101 Communication with Beneficial Owners of Securities of a Reporting Issuer, for the delivery of meeting materials to its shareholders. In respect to the Corporation’s annual general and special meeting of shareholders to be held on June 27, 2024 (the “Meeting”), instead of receiving paper copies of the Corporation’s management information circular, audited annual consolidated financial statements, and MD&A for the year ended December 31, 2023 (the “Meeting Materials”), shareholders are receiving this notice with information on how they may access the Meeting Materials electronically. However, together with this notification, shareholders continue to receive a proxy or voting instruction form, as applicable, enabling them to vote at the Meeting. The use of this alternative means of delivering Meeting Materials is more environmentally friendly and will reduce the Corporation’s printing and mailing costs.

MEETING DATE AND LOCATION: The Meeting will be held on Thursday, June 27, 2024 at the Holiday Inn Express & Suites Montrose, 1391 South Townsend Ave, Montrose, Colorado, USA at 2:00 pm (MT/local time), with SHAREHOLDERS BEING ASKED TO CONSIDER AND/OR VOTE ON THE FOLLOWING MATTERS:

1.	Financial Statements: To receive the audited annual consolidated financial statements of the Corporation for the fiscal period ended December 31, 2023 with the report of the auditors therein;

2.	Size of Board: To increase the size of the board from three (3) to four (4) directors and authorize the board of the Corporation to determine the number of directors from time to time;

3.	Election of Directors: To elect the directors of the Corporation for the ensuing year;

4.	Appointment of Auditors: To re-appoint MNP LLP as the auditors of the Corporation for the ensuing year and to authorize the board of the Corporation to fix their remuneration; and

5.	Other Business: To consider and, if thought fit, act on other items of business that may be properly brought before the Meeting and any adjournment thereof.

SHAREHOLDERS ARE REMINDED TO REVIEW THE MEETING MATERIALS PRIOR TO VOTING.

Meeting materials can be accessed online at www.sedar.com, or www.western-uranium.com/annual-general- meetings.html.

HOW TO OBTAIN PAPER COPIES OF THE MEETING MATERIALS

Beneficial shareholders may request paper copies of the Meeting Materials be sent to them by postal delivery at no cost. Requests for Meeting Materials may be made up to one year from the date the information circular was filed on SEDAR+ by contacting Capital Transfer Agency at toll free 1 (844) 499-4482 (US and Canada), 1(416) 350-5007 (local) or by email at voteproxy@capitaltransferagency.com. Requests should be received on or before June 12, 2024 in order to receive the Meeting Materials in advance of the Meeting.

VOTING

Registered Shareholders are asked to return their proxies using the following methods by the proxy deposit date: Mail: Capital Transfer Agency ULC, 390 Bay Street, Suite 920, Toronto, ON M5H 2Y2

Fax: (416) 350-5008 / Email: voteproxy@capitaltransferagency.com

Shareholders with questions about Notice and Access may contact the Capital Transfer Agency by phone at toll free 1(844)499-4482 (US and Canada), 1(416)350-5007 (local) or by email at voteproxy@capitaltransferagency.com.

Dated the 21st day of May 2024.

BY ORDER OF THE BOARD OF DIRECTORS

“George Glasier”

President, Chief Executive Officer, and Director